Exhibit 5.1

INTERNAL REVENUE SERVICE                           DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH  45201

Date: MAY 04 2012	Employer Identification Number:
52-2107911
DLN:
USEC INC	17007038124012
C/O MORGAN LEWIS & BOCKIUS LLP	Person to Contact:
ALTHEA R DAY	ROBIN M JOECKEN	ID# 31328
1111 PENNSYLVANIA AVE NW	Contact Telephone Number:
WASHINGTON, DC 20004	(513) 263-4159
Plan Name:
USEC SAVINGS PROGRAM
Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied.  Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records.  You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation.  See section 1.401-1(b) (3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms.  Publication 794 describes the information that must be retained to have reliance on this favorable determination letter.  The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This determination letter is applicable for the amendment(s) executed on 12/1/11 & 4/13/11.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 4/26/12.  The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This letter may not be relied on after the end of the plan’s second five-year remedial amendment cycle that ends more than 12 months after the application was received.  This letter expires on January 31, 2017.  This letter considered the 2010 Cumulative List of Changes in Plan Qualification Requirements.

The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the For 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:
Publication 794
Addendum

This determination letter is also applicable for the amendment(s) executed on 2/24/11, 10/22/10, 10/5/10, 4/6/10, 12/30/09, 12/23/09, 6/9/09, 9/24/08, 7/15/08, 5/22/08, & 4/15/08.